FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2013

~55th DAYTONA 500® was the Highest Rated Since 2008

~Company Reiterates Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - April 4, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2013.
“The solid financial performance in the first quarter demonstrates the continued strength of not only our business but also the motorsports industry,” stated ISC Chief Executive Officer Lesa France Kennedy. “Our first quarter results, which saw year-over-year growth in total revenues, benefited from a successful Budweiser Speedweeks at Daytona, highlighted by increased corporate sponsorship, hospitality and ancillary rights revenues. 'The Great American Race', with over 31 million people watching a portion of the race, was the highest-rated Daytona 500 since 2008.
“We continue to support NASCAR's Industry Action Plan on a number of fronts, which means meeting and exceeding our fans' expectations through on-going capital enhancements at our motorsports facilities, including at our iconic Daytona International Speedway. We recognize the prominence of the Daytona 500, which is among the most valuable sporting event brands in the world, and it is essential that we focus on maintaining and growing its brand. To accomplish this we are reviewing a proposed redevelopment project at the legendary speedway. Elevating the live event experience and the value it represents to our race fans at Daytona, or any of our other major motorsports facilities, will improve attendance trends, which will ultimately increase corporate sales and influence the long-term health of broadcast media rights fees.”
First Quarter Comparison
Total revenue for the first quarter ended February 28, 2013 was approximately $128.6 million, compared to revenue of approximately $127.4 million in the prior-year period. Operating income was approximately $25.1 million during the period compared to approximately $29.7 million in the first quarter of fiscal 2012. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•
During the three months ended February 28, 2013, the Company expensed approximately 0.9 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the three months ended February 29, 2012, ISC expensed approximately $0.7 million, or $0.01 per diluted share, of similar costs.

•
During the three months ended February 28, 2013, the Company recognized approximately $0.6 million, or $0.01 per diluted share, related to a judgment following litigation involving certain ancillary facility operations.

•
During the three months ended February 28, 2013, the Company recognized approximately $1.5 million, or $0.02 per diluted share, of losses associated with the retirement of long-lived assets primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•	For the three months ended February 28, 2013, the Company recognized $0.3 million in certain costs related to the potential Daytona redevelopment project.

•
For the three months ended February 28, 2013, the Company recognized approximately $1.0 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway. During the three months ended February 29, 2012, ISC recognized a loss of approximately $0.3 million from this equity investment, which included results of operations beginning in February 2012, net of charges related to certain start up costs through the opening.

•	During the first quarter of fiscal 2012, the Company recorded approximately $0.8 million, or $0.01 per diluted share, net gain on the sale of certain assets.
Net income for the first quarter was approximately $13.5 million, or $0.29 per diluted share, compared to net income of approximately $17.1 million, or $0.37 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property; judgment following litigation; losses associated with the retirement of certain other long-lived assets; and certain costs associated with our potential Daytona International Speedway redevelopment, non-GAAP (defined below) net income for the first quarter of 2013 was $15.5 million, or $0.33 per diluted share. Non-GAAP net income for the fiscal first quarter of 2012 was $17.1 million, or $0.37 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2012 relate to carrying costs of ISC's Staten Island property, losses associated with the retirement of certain other long-lived assets and net gain on sale of certain assets.

The adjustments for 2013 relate to carrying costs of ISC's Staten Island property, judgment following litigation, losses associated with the retirement of certain other long-lived assets and certain costs incurred associated with our potential Daytona International Speedway redevelopment.
The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended
	February 29, 2012	February 28, 2013
	(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$17,139	$13,513
Adjustments, net of tax:
Carrying costs related to Staten Island	417	533
Legal judgment	—	345
Losses on asset retirements	30	940
Daytona International Speedway redevelopment	—	194
Net gain on sale of certain assets	(511)	—
Non-GAAP net income	$17,075	$15,525
Per share data:
Diluted earnings per share	$0.37	$0.29
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	0.01
Legal judgment	—	0.01
Losses on asset retirements	—	0.02
Daytona International Speedway redevelopment	—	0.00
Net gain on sale of certain assets	(0.01)	—
Non-GAAP diluted earnings per share	$0.37	$0.33
ISC's corporate sales team continues to generate strong levels of interest from corporate prospects. Entering the 2013 motorsports season, the Company had less open entitlement inventory compared to the beginning of the 2012 motorsports season. For fiscal 2013, the Company has agreements in place for approximately 88.0 percent of its gross marketing partnership revenue target. All of the Company's available NASCAR Sprint Cup Series entitlements have been sold for the year. The remaining open NASCAR entitlements include one Nationwide Series and two Camping World Truck Series entitlement.
The Company continues to secure multi-year official status deals and has recently announced MillerCoors to a multi-year sponsorship renewal that will keep Miller Lite as the Official Beer of Chicagoland Speedway and Route 66 Raceway.
External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer's expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
For the three months ended February 28, 2013, the Company spent approximately $6.1 million on capital expenditures for projects at its existing facilities. In comparison, capital expenditures for the three months ended February 29, 2012, totaled approximately $12.8 million for projects at its existing facilities.
At February 28, 2013, the Company had approximately $26.7 million remaining in capital projects currently approved for its existing facilities. These projects include:

•	grandstand seating enhancements at Talladega;

•	grandstand concourse improvements at Richmond; and

•	improvements at various facilities for expansion of parking, camping capacity and other uses.
As a result of these currently approved projects and anticipated additional approvals in fiscal 2013, the Company expects its total fiscal 2013 capital expenditures at its existing facilities will be close to $90.0 million, depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Daytona International Speedway
The Company is currently in the process of reviewing a proposed redevelopment project at Daytona International Speedway. While many aspects of this redevelopment project are yet to be determined including potential capacity modifications, such a project could include a complete overhaul of the entire frontstretch grandstand creating a world-class motorsports entertainment facility. Features such as new seats, suites and guest amenities, as well as new entry points, improved fan conveyance, a modern exterior, first-class interior areas, and a redesigned midway for fans would be focal points.
There are multiple internal and external factors that will influence project feasibility, including a stable economic operating environment and, preferably, the sale of ISC's Staten Island property. We anticipate that moving forward with the Daytona International Speedway redevelopment project would increase the Company's total annual capital expenditures to an average range of between $100 million to $120 million for several years.
Daytona International Speedway and ISC's operations in Daytona Beach generate $1.6 billion in annual economic benefit to the state of Florida. As such, the Company is pursuing a public / private partnership with the state of Florida to receive a number of incentives including a sales-tax rebate. This is an identical rebate that has benefited Florida's other professional sports venues for over two decades. ISC is committed to invest at least $250 million to the potential partnership and the proposed legislation is currently being reviewed by the Florida Legislature. The Company is hopeful for a successful outcome in the near future.
Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, a 50/50 joint venture with Penn National Gaming, Inc., which opened in February 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Penn National Gaming, Inc. is responsible for the development and operation of the casino.
For ISC's 2012 fiscal year, total cash to ISC from the casino JV, including cash from operations used to complete construction and to fund working capital, was approximately $15 million. During the fiscal 2013 first quarter, the Company received a distribution from the casino of approximately $4.5 million. Subsequent to the quarter, ISC received another distribution from the casino of approximately $5.0 million. For 2013, The Company currently expects cash distributions from the casino to ISC to be in the $15.0 million to $20.0 million dollar range.
Return of Capital
The Company has authorized its agent to purchase shares under certain opportunistic parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. ISC did not purchase any shares of its Class A common shares during its fiscal 2013 first quarter. From December 2006 through February 2013, the Company purchased approximately 7.1 million shares. At the end of fiscal 2013 first quarter, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
Outlook
ISC reiterates its 2013 total revenue guidance range of $610.0 million to $625.0 million. In addition, the Company is maintaining its fiscal 2013 full year non-GAAP earnings range of $1.35 to $1.55 per diluted share after-tax.
ISC's fiscal 2013 non-GAAP earnings per share guidance excludes any accelerated depreciation and future impairments / losses on disposals of certain long-lived assets which could be recorded as part of capital improvements resulting in removal of assets prior to the end of their actual useful life; any income statement impact attributable to the Company's proposed redevelopment project at Daytona International Speedway; legal judgments/

settlements; certain carrying costs as well as any gain or loss on the sale of its Staten Island property and unanticipated further impairment of the property.
In closing, Ms. France Kennedy stated, “We are optimistic regarding the remainder of the motorsports season; however, we realize that our attendance-related revenues will continue to be a significant near-term business risk. Fortunately the economy is showing signs of sustained growth. As it strengthens, we have a tremendous opportunity to grow revenues through improved consumer and corporate spending trends.
“Our Hollywood Casino at Kansas Speedway joint venture, which provides strong cash flow, will contribute to earnings and shareholder value for years to come. There is a tremendous opportunity for the Company to grow even stronger as we continue to successfully execute our strategic initiatives. With careful financial oversight, we are well-positioned to balance the ongoing capital needs of our business as well as our other strategic opportunities, while returning capital to our shareholders. We benefit from a solid financial position that we have maintained over the years which allows us to continue with our disciplined capital allocation strategy to maintain our leadership position in the industry.”
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 28930054.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, April 18, 2013. To access, dial (855) 859-2056 and enter the code 28930054, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended
	February 29, 2012	February 28, 2013
REVENUES:
Admissions, net	$32,526	$30,737
Motorsports related	80,746	84,605
Food, beverage and merchandise	11,045	10,174
Other	3,081	3,036
	127,398	128,552
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	25,252	26,345
Motorsports related	21,965	22,302
Food, beverage and merchandise	7,737	7,283
General and administrative	23,236	26,088
Depreciation and amortization	19,459	19,842
Losses on asset retirements	50	1,545
	97,699	103,405

Operating income	29,699	25,147
Interest income	27	20
Interest expense	(3,437)	(3,962)
Equity in net (loss) income from equity investments	(301)	1,020
Other	839	—
Income before income taxes	26,827	22,225
Income taxes	9,688	8,712
Net income	$17,139	$13,513

Earnings per share:
Basic and diluted	$0.37	$0.29

Basic weighted average shares outstanding	46,391,006	46,423,324

Diluted weighted average shares outstanding	46,395,912	46,436,343

Comprehensive income	$17,322	$13,677

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	November 30, 2012	February 29, 2012	February 28, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$78,379	$98,742	$111,269
Receivables, less allowance	30,830	89,859	78,957
Inventories	3,020	4,542	4,190
Income taxes receivable	6,202	—	5,129
Deferred income taxes	2,029	2,487	1,870
Prepaid expenses and other current assets	7,159	15,433	17,894
Total Current Assets	127,619	211,063	219,309

Property and Equipment, net	1,362,186	1,366,356	1,350,921
Other Assets:
Equity investments	146,378	150,402	142,899
Intangible assets, net	178,649	178,689	178,642
Goodwill	118,791	118,791	118,791
Other	8,118	7,745	8,098
	451,936	455,627	448,430
Total Assets	$1,941,741	$2,033,046	$2,018,660
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,513	$2,275	$2,522
Accounts payable	12,630	19,034	16,706
Deferred income	42,818	94,278	88,585
Income taxes payable	1,507	1,750	8,694
Current tax liabilities	434	755	436
Other current liabilities	16,849	17,724	21,878
Total Current Liabilities	76,751	135,816	138,821

Long-Term Debt	274,419	343,740	274,261
Deferred Income Taxes	328,223	318,750	328,851
Long-Term Tax Liabilities	1,790	1,911	1,875
Long-Term Deferred Income	10,455	11,707	10,355
Other Long-Term Liabilities	1,293	1,314	1,487
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	260	260	260
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	200
Additional paid-in capital	442,474	442,090	442,997
Retained earnings	811,172	783,016	824,685
Accumulated other comprehensive loss	(5,296)	(5,758)	(5,132)
Total Shareholders’ Equity	1,248,810	1,219,808	1,263,010
Total Liabilities and Shareholders’ Equity	$1,941,741	$2,033,046	$2,018,660

Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	February 29, 2012	February 28, 2013
OPERATING ACTIVITIES
Net income	$17,139	$13,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,459	19,842
Stock-based compensation	319	523
Amortization of financing costs	349	379
Deferred income taxes	6,413	710
Loss (income) from equity investments	301	(1,020)
Loss on asset retirements, non-cash	50	719
Other, net	(804)	(44)
Changes in operating assets and liabilities:
Receivables, net	(53,761)	(48,127)
Inventories, prepaid expenses and other assets	(10,499)	(12,040)
Accounts payable and other liabilities	1,280	6,116
Deferred income	49,689	45,667
Income taxes	1,296	8,424
Net cash provided by operating activities	31,231	34,662
INVESTING ACTIVITIES
Capital expenditures	(12,796)	(6,106)
Distribution from equity investee and affiliate	—	4,500
Equity investments and advances to affiliate	(50,566)	—
Other, net	1,250	—
Net cash used in investing activities	(62,112)	(1,606)
FINANCING ACTIVITIES
Proceeds from credit facility	30,000	—
Payment of long-term debt	(156)	(166)
Reacquisition of previously issued common stock	(10,299)	—
Net cash provided by (used in) financing activities	19,545	(166)
Net (decrease) increase in cash and cash equivalents	(11,336)	32,890
Cash and cash equivalents at beginning of period	110,078	78,379
Cash and cash equivalents at end of period	$98,742	$111,269